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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  FORM 8-K/A

                                CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15 (d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): September 28, 1997


                    CRESCENT REAL ESTATE EQUITIES COMPANY
            (Exact name of Registrant as specified in its Charter)


       Texas                       1-13038                    52-1862813
(State of Organization)     (Commission File Number)         (IRS Employer
                                                         Identification Number)


      777 Main Street, Suite 2100
          Fort Worth, Texas                                    76102
(Address of Principal Executive Offices)                     (Zip Code)


                                (817) 877-0477
             (Registrant's telephone number, including area code)



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        The Form 8-K of Crescent Real Estate Equities Company (the "Company"),
dated September 28, 1997 and filed October 27, 1997, is being amended to restate the disclosure contained in Item 5 thereof in its entirety to reflect updated information relating to the investment by the Company, through its affiliates, with Vornado Realty Trust and its affiliates in partnerships formed to acquire two suppliers of refrigerated warehouse space.

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Item 5. Other Events.

     Effective September 28, 1997, Crescent Real Estate Equities Company ("Crescent" and, collectively with its subsidiaries, the "Company") entered into a partnership with Vornado Realty Trust ("Vornado" and, collectively with its affiliates, "VNO") to participate in the acquisition of Americold Corporation ("Americold") and URS Logistics, Inc. ("URS"), the two largest suppliers of refrigerated warehouse space in the United States. On October 30, 1997, the Company and VNO agreed to the termination of that partnership and the formation of two new partnerships, one of which was formed to consummate the acquisition of Americold (the "Americold Partnership") and the other to consummate the acquisition of URS (the "URS Partnership"). The Company, through two newly formed subsidiaries (the "Crescent Subsidiaries"), owns approximately 40% of the Americold Partnership and the URS Partnership (collectively, the "Partnerships") and Vornado, through two newly formed subsidiaries (the "Vornado Subsidiaries"), owns approximately 60% of the Partnerships.

     On October 31, 1997, the Americold Partnership acquired all of the common stock of Americold through the merger of a subsidiary of Vornado into Americold, and the URS Partnership acquired all of the common stock of URS through the merger of a separate subsidiary of Vornado into URS. As a result of the acquisition, the Americold Partnership and the URS Partnership became the owners and operators of approximately 79 refrigerated warehouses, with an aggregate of approximately 368 million cubic feet, that are operated pursuant to arrangements with national food suppliers such as Tyson Foods, Kraft Foods, ConAgra and Pillsbury.

     The aggregate purchase price for the acquisition of Americold and URS was approximately $1,004 million (including transaction costs associated with the acquisition). Of this amount, the purchase price for the acquisition of Americold was approximately $632 million (consisting of approximately $112 million in cash for the purchase of the equity, approximately $151 million in cash for the repayment of certain outstanding bonds issued by Americold, approximately $367 million in retention of debt and approximately $2 million in transaction costs), and the purchase price for the acquisition of URS was approximately $372 million (consisting of approximately $173 million in cash, approximately $192 million in retention of debt and approximately $7 million in transaction costs).

     The Company currently owns all of the voting common stock, representing an approximately 5% economic interest, and all of the nonvoting common stock, representing an
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approximately 95% economic interest, in each of the two Crescent Subsidiaries.
The Company has offered and expects Crescent Operating, Inc. to accept the opportunity to acquire all of the voting common stock in the Crescent Subsidiaries. It is intended, however, that the transfer of the voting common stock to Crescent Operating, Inc. (or, if Crescent Operating, Inc. does not accept such offer, to another entity) will take place in the near future and in no event later than December 31, 1997, and, in order to permit the Company to continue to satisfy certain REIT qualification requirements, the Company will transfer all of the voting common stock on or before January 30, 1997.

     Under the terms of the existing partnership agreements for each of the Partnerships, certain major decisions require the approval of both the Crescent Subsidiary that is a partner in the Americold Partnership (or, as the case may be, the URS Partnership) and the Vornado Subsidiary that is a partner in that Partnership. The Vornado partner, however, will have the right to make all other decisions relating to that Partnership. If the partners in either of the Partnerships fail in good faith to reach an agreement on any of the specified major decisions for that Partnership prior to November 1, 2000, the Vornado partner may purchase the 40% partnership interest of the Crescent partner at cost (less distributions) plus a 10% per annum return. If such a failure to agree occurs during the seven years thereafter, the Vornado partner may set a price at which it will either purchase the 40% interest of the Crescent partner or sell its own 60% interest in that Partnership, with the decision as to whether to buy or sell made by the Crescent partner. If such a failure to agree occurs after October 31, 2007, either partner may set a price at which it commits either to buy the other partner's interest in the Partnership in which the failure to agree occurred or to sell its own interest, with the decision as to whether to buy or sell made by the partner that has not set the price.

     The parties have not yet determined certain matters relating to the future ownership structure and operations of Americold and URS, including the identification and division of the assets that will continue to be owned by one of the Partnerships and those that may be owned by one or more other entities formed to conduct the business operations currently conducted by Americold and URS, and the nature and terms of any lease that may be entered into between the operating entity and the owner of the warehouses.

Item 7(c). Exhibits.

     None.
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                                  SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  November 21, 1997                CRESCENT REAL ESTATE EQUITIES COMPANY



                                          By: /s/ DALLAS E. LUCAS
                                             ---------------------------
                                                  Dallas E. Lucas
                                             Senior Vice President and
                                              Chief Financial Officer